CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Birner Dental Management Services, Inc. of our report dated March 30, 2012, relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in the Annual Report on Form 10 -K of Birner Dental Management Services, Inc. for the year ended December 31, 2012.

Hein & Associates LLP

Denver, Colorado

June 18, 2012